Exhibit 7.4

Principal Amount: US$1,094,000	Issue Date: January 31, 2023

SECURED PROMISSORY NOTE

For value received, International Star, Inc., a corporation incorporated under the laws of Nevada (referred to hereinafter as the “Borrower”), hereby promises to pay to the order of the “Holders” (as listed in Schedule “A” to this Note), the principal sum of US$1,094,000 (the “Principal Amount”), together with interest accruing on the unpaid balance at a per annum rate of zero percent (0%) (the “Interest Rate”, together with the Principal Amount, the “Obligations”), on the dates set forth below or upon acceleration or otherwise, according to the schedule set out herein and upon and subject to the terms set out herein.

The maturity date for all amounts owing outstanding hereunder shall be twenty-four (24) months after the date hereof (“Maturity Date”).

This Note shall be a secured obligation of the Borrower and the payment and performance of the Obligations are secured by a pledge of 9,250,000 shares (the “Shares”) of Budding Equity Inc., a corporation incorporated under the federal laws of Canada (“Budding”), as set forth in that certain pledge agreement dated as of the date hereof between the Borrower and the Holders (the “Pledge Agreement”).

The following additional terms shall also apply to this Note:

ARTICLE I. PAYMENTS

1.1       Principal Payments. Borrower shall have the right to pay up to half of the Principal Amount in securities of the Borrower (“Payment in Shares”), and the remainder shall be due in cash.

1.1.1	Minimum Cash Payments. Minimum Cash Payments shall be made by Borrower to the Holders as follows and calculated in accordance with the percentages set forth in Schedule A hereto:

(a)	US $100,000 within 10 business days of the Issue Date.

(b)	On or about the 15th day of each calendar month commencing in March 2023 and ending: (i) in September 2023 or (ii) on such earlier date on which Borrowers have made payment to Holders (inclusive of the payment to be made by Borrowers pursuant to Section 1.1.1(a) above) in the aggregate amount of US $512,000, Borrower shall pay the minimum sum of US $58,857.14 to the Holders.

1.1.2	Payment in Shares. For the Principal Amount to be paid in shares, Borrower shall issue to Holders securities eligible to be convertible into free trading common shares of the Borrower having a value of $582,000.

1.2       Other Payment Obligations. All fees, penalties, and other charges, if any, due under this Note, shall be payable pursuant to the terms contained herein, but in any case, shall be payable no later than the Maturity Date.

1.3       Payment Method. Unless otherwise provided herein, all payments of principal and interest due hereunder shall be paid by automatic debit, wire transfer, certified cheque or in coin or currency which, at the time or times of payment, is the legal tender for public and private debts in the United States and shall be made at such place as Holders of the Note may from time to time appoint in a payment invoice or otherwise in writing, and in the absence of such appointment, then at the offices of Holders at such address as the Holders shall hereafter give to the Borrower by written notice made in accordance with the provisions of this Note. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a business day, the same shall instead be due on the next succeeding day which is a business day and, in the case of any interest payment date which is not the date on which this Note is paid in full, interest shall continue to accrue during such extension. As used in this Note, the term “business day” shall mean any day other than a Saturday, Sunday or a day on which commercial banks in the cities of New York, New York or Toronto, Ontario are authorized or required by law or executive order to remain closed.

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1.4       Prepayment. Borrower shall have the right at any time prior to the Maturity Date, upon thirty (30) days’ notice to the Holders, to prepay the Note, in whole or in part, by making a payment to the Holders equal to the outstanding Principal Amount due under the Note.

ARTICLE II. EVENTS OF DEFAULT

2.1       It shall be considered an event of default if any of the following events listed in this Article II (each, an “Event of Default”) shall occur:

(a)               Payment. The Borrower fails to pay the principal hereof or interest thereon when due on this Note, whether at maturity, upon acceleration or otherwise. With respect to any due date herein, the non-payment of any amount due hereunder shall have a cure period of thirty (30) days following written notice thereof to the Borrower;

(b)               Voluntary Bankruptcy or Insolvency. The Borrower (i) commences or institutes any application, proceeding or other action under any statute, rule or regulation relating to bankruptcy, insolvency, winding-up, reorganization, administration, plans of arrangement, relief or protection of debtors including without limitation any Bankruptcy and Insolvency Law or any applicable corporate legislation, seeking (A) to have an order for relief entered with respect to it, or (B) to adjudicate it as bankrupt or insolvent, or (C) reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition, compromise, arrangement, stay of proceedings of creditors generally, or other relief with respect to it or its debts, or (D) appointment of a receiver, interim receiver, receiver and manager, trustee, custodian, conservator or other similar official for it or for all or any part of its assets; (ii) makes a general assignment for the benefit of its creditors; (iii)declares a general moratorium on payment of its indebtedness or interest thereon, or proposes a compromise or arrangement between it and any of its creditors; or (iv)takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in this paragraph (b);

(c)               Involuntary Bankruptcy or Insolvency. With respect to the Borrower: (i) there is commenced against such party in a court of competent jurisdiction any application, proceeding or other action of a nature referred to in paragraph (b) above which (A) results in the entry of an order for relief or any such adjudication or appointment, or (B) remains undismissed, undischarged, unstayed or unbonded for 45 days; (ii) there is commenced against such party any application, proceeding or other action seeking issuance of a warrant of seizure and sale, execution, garnishment or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which has not been vacated, discharged, stayed or bonded pending appeal within 45 days from the entry thereof; or (iii) such party is unable to, or admits in writing its inability to, pay its debts as they become due;

(d)               Liquidation. Any dissolution, liquidation, or winding up of Borrower or any substantial portion of its business;

(e)               Cessation of Operations. Any cessation of operations by the Borrower or the Borrower admits it is otherwise generally unable to pay its debts as such debts become due, provided, however, that any disclosure of the Borrower’s ability to continue as a “going concern” shall not be an admission that the Borrower cannot pay its debts as they become due; and

(f)                Pledge Agreement. Any default or breach by Borrower under the Pledge Agreement, subject to any notice requirements or cure periods as provided for therein.

2.2       Written Notice of Default. Unless otherwise provided, no event shall constitute a default unless and until written Notice of Default is given to the defaulting party, specifying the particular event, series of events, or failure constituting the default and the cure period.

2.3       Upon the occurrence of any Event of Default specified in this Article II for which Borrower has failed to cure within the cure period:

(a)               This Note, shall immediately become due and payable; and

(b)               All Shares that were not paid for shall be returned to Holders in full satisfaction of Borrower’s payment obligations hereunder relating to such Shares; and

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(c)               In the event that an Event of Default occurs prior to such time as the Borrower has made payments in excess of the value (in dollars) of 50.1% total equity in Budding, then Budding or any of the Holders shall be entitled, at their sole discretion, to repurchase from the Borrower the Shares that were already paid for by the Borrower at a price per Share equal to 80% of the price per Share paid by the Borrower to the Holders for such Shares..

ARTICLE III. MISCELLANEOUS

3.1       Failure or Indulgence Not Waiver. No failure or delay on the part of the Holders in the exercise of any power, right or privilege hereunder or under the Pledge Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privileges. All rights and remedies existing hereunder or under the Pledge Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

3.2       Severability. In the event that any provision herein is determined to be void or unenforceable for any reason, such determination shall not affect the validity or enforceability of any other provision, all of which shall remain in full force and effect.

3.3       Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, facsimile, or electronic mail addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery, upon electronic mail delivery, or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be as follows:

If to the Borrower, to

International Star, Inc.

Attention: Nochum Greenberg, Interim CEO

8 The Green

Suite 13940

Dover, DE 19901

With a copy to:

Zvi Raskin, Esq.

c/o Raskin Legal

10 Keri Lane

Spring Valley, New York 10977

E-Mail: zr@raskinlegal.com

If to the Holders, to

Daniel Rubin

448 Autumn Hill Blvd.

Thornhill, Ontario L4J 9B8

Email: dan@buddingequity.com

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Robert Klein

229 Strathallan Wood Blvd.
Toronto, Ontario M5N 1T5

Email: rob@buddingequity.com

909663 Ontario Limited
229 Strathallan Wood Blvd.
Toronto, Ontario M5N 1T5
Email: rob@buddingequity.com

Michael Lickver

8 Parkwood Avenue

Toronto ON M4V 2W8

Email: mike.lickver@gmail.com

If to Budding, to

53 Cliff Gunn Road

Newmarket ON L3X 3J7

Email: dan@buddingequity.com

Attention: Daniel Rubin

3.4       Assignability. This Note shall be binding upon the Borrower and its successors and assigns and shall inure to be the benefit of the Holders and their successors and assigns and shall not be assigned by any party without the consent of the other party hereto.

3.5       Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflicts of laws. The parties to this Note hereby irrevocably waive any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. THE BORROWER IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS NOTE OR ANY TRANSACTIONS CONTEMPLATED HEREBY.

3.6       Opportunity to Consult with Counsel. The Borrower and Holders represent and acknowledge that they have been provided a reasonable period of time within which to review the terms of the Note and the opportunity to discuss and review the terms of this Note with their respective counsel before signing it and that they are freely and voluntarily signing the Note in exchange for the benefits provided herein. In light of this, the Borrower and Holders will not contest the validity of the Note and the transactions contemplated therein.

3.7       Confidentiality. Holders and Borrower acknowledge that the existence and the terms of this Note and any oral or written information exchanged in connection with the preparation and performance of this Note and other related documents, all of which shall remain confidential. Without obtaining written consent the existence of the Note and other related documents shall not be disclosed to any third party, except for information that (a) is or will be in the public domain; or (b) is under the obligation to be disclosed pursuant to applicable law or regulations.

3.8       Currency. Unless otherwise stated, all references in this Note to dollar amounts, "dollars" or "$" are references to United States dollars.

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IN WITNESS WHEREOF, Borrower has caused this Note to be signed in its name as of the date first written above.

INTERNATIONAL STAR INC.

By:	/s/ Nochum Greenberg
Name:	Nochum Greenberg
Title:	Interim CEO

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SCHEDULE “A” – BORROWINGS AND PAYMENTS

All amounts payable under this Note shall be paid to the “Holders” (all of whom are listed below) by the Borrower according to the following percentages:

1.    Daniel Rubin - 47.5%

2.    Robert Klein - 31.66%

3.    909663 Ontario Limited - 15.84%

4.    Michael Lickver - 5%

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